Exhibit 4.4

COLLPLANT BIOTECHNOLOGIES LTD.

2024 SHARE AWARD PLAN

COLLPLANT BIOTECHNOLOGIES LTD.

2024 SHARE AWARD PLAN

1.	Purposes of the Plan.

The purpose of this 2024 Share Award Plan (the “Plan”) is to advance the interests of CollPlant Biotechnologies Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or its Affiliate.

2.	Definitions.

As used herein, the following definitions shall apply:

2.1.	“Administrator” means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 3 hereof.

2.2.	“Affiliate” means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.3.	“Applicable Law” means including but not limited to the requirements under Israeli tax laws, Israeli social security laws, Israeli security laws, Israeli companies laws, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable law of any country or jurisdiction where Awards are granted under the Plan.

2.4.	“Award” means a grant of an Option and/or Share under the Plan or any Sub-Plan, including, restricted shares and/or restricted share units and/or stock appreciation rights and/or performance units, performance shares and other stock or cash awards as the Administrator may determine.

2.5.	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.6.	“Board” means the Board of Directors of the Company.

2.7.	“Committee” means a compensation committee, if any, of the Board, designated from time to time by the resolution of the Board, which shall consist of members of the Board.

2.8.	“Consultant” means any person or entity who is engaged by the Company or any Affiliate to render consulting or advisory services to such entity, or a Director or (“Nosei Misra”), as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”), if such Director or Nosei Misra receives the payment for his services from the Company or its Affiliates via an entity.

2.9.	“Controlling Shareholder” for purposes of Section 102 shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10.	“Director” means a member of the Board.

2.11.	“Employee” means any person who is employed by the Company or its Affiliates, including an individual who is serving as a Director or Nosei Misra, but excluding a Controlling Shareholder as defined in Section 32(9) of the Ordinance. To clarify, a Director or Nosei Misra who receives the payment for his services from the Company or its Affiliates via an entity is not considered an Employee.

2.12.	“Fair Market Value” means, as of any date, the value of a Share determined as follows: the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on the established stock exchange or a national market system on which the Shares are listed, for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3), the fair market value of the Share at the date of grant shall be determined in accordance with the average closing value of the Company’s Shares on the thirty (30) trading days preceding the date of grant.

2.13.	“ITA” means the Israeli Tax Authority

2.14.	“Option” means an option to purchase one Share pursuant to the Plan or any Sub-Plan.

2.15.	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.

2.16.	“Participant” means the holder of an Award granted under the Plan.

2.17.	“Retirement” means a Participant’s retirement pursuant to Applicable Law.

2.18.	“Section 102” means Section 102 of the Ordinance.

2.19.	“Section 3(i)” means Section 3(i) of the Ordinance.

2.20.	“Section 102 Capital Gain Track” means grant of an Award with a Trustee under the capital gain track as defined in Sections 102(b)(2) and 102(b)(3) of the Ordinance.

2.21.	“Section 102 Employment Income Track” means grant of an Award with a Trustee under the employment income track as defined in Section 102(b)(1) of the Ordinance.

2.22.	“Section 102 Non-Trustee Track” means grant of an Award without a trustee as defined in Section 102(c) of the Ordinance.

2.23.	“Share” means ordinary share of the Company, with a nominal value of NIS 1.50 per share.

2.24.	“Sub-Plan” means any sub-plan subject to the terms of the Plan.

3.	Administration of the Plan.

3.1.	Procedure.

3.1.1.	The Plan shall be administered by the Board or a Committee appointed by the Board.

3.1.2.	In administering the Plan, the Board and/or the Committee (subject to the provisions under the Companies Law) shall comply with all Applicable Laws.

3.2.	Powers of the Administrator. Subject to the provisions of the Plan, Applicable Law and the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

3.2.1.	to grant an Award under the Plan;

3.2.2.	to construe and interpret the terms of the Plan and any Award granted pursuant to the Plan;

3.2.3.	to determine the number of Shares to be covered by each such Award granted hereunder;

3.2.4.	to determine the exercise price or purchase price, as applicable, of the Shares covered by each Award;

3.2.5.	to determine the Participant to whom, and the time or times at which an Award shall be granted;

3.2.6.	to prescribe forms of agreement for use under the Plan;

3.2.7.	to determine the terms and conditions of any Award granted hereunder (which need not be identical) including, but not limited to, the time and the extent to which the Awards will vest;

3.2.8.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.2.9.	to amend, modify or supplement the terms of each outstanding Award in accordance with the ITA ruling (if required);

3.2.10.	subject to Applicable Law, to make an Election (as defined below);

3.2.11.	to appoint a Trustee (as defined below);

3.2.12.	to amend the Plan and/or the terms and conditions under which an Award has been granted under the Plan as explicitly allowed herein;

3.2.13.	to accelerate or defer the vesting periods of an Award Agreement;

3.2.14.	to authorize conversion or substitution under the Plan of any or all Awards or Shares and to cancel or suspend Awards, as necessary, provided that, if such action is not specifically allowed under the terms of this Plan, any material harm to the interests of the Participants shall be subject to consent from the Participants except for when such amendments apply to all Participants in the same manner;

3.2.15.	to determine the effect of any increase or decrease of scope of engagement of a Participant on the vesting schedule of previously granted Awards;

3.2.16.	to take all other actions and make all other determinations necessary for the administration of the Plan.

3.3.	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants. No member of the Administrator shall be liable for any action or determination with respect to the Plan or any Award granted thereunder.

3.4.	Grants to Administrator Members. A member of the Administrator shall be eligible to receive an Award under the Plan while serving on the Administrator, in accordance with the provisions of any Applicable Law.

3.5.	Certain Award Grants. All grants of an Award to Participants pursuant to this Plan shall be authorized and implemented in accordance with the provisions of the Companies Law and the Ordinance.

4.	Eligibility.

4.1.	Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant an Award to Participants under the Plan.

4.2.	An Award granted under this Plan to Employees who are Israeli tax residents, shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and/or Section 102 Non-Trustee Track (together: “Section 102 Tracks”). All Section 102 Tracks shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003 (the “Rules”). The Administrator shall make an election with respect to either Section 102 Capital Gain Track or Section 102 Employment Income Track in accordance with the provisions of Section 102(g) of the Ordinance (the: “Election”). It is hereby clarified that Awards granted to Employees who are non-Israeli tax residents may be made under the Plan (and Sub-Plan, if applicable) in accordance with Applicable Law in the relevant jurisdiction.

4.3.	For avoidance of doubt, the grant of an Award under Section 102 Capital Gain Track and Section 102 Employment Income Track, is subject to approval and filing the Company’s Election with the ITA at least thirty (30) days prior to the date of first grant of Awards, all in accordance with Section 102 and the regulations promulgated thereunder.

4.4.	An Award under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to Section 5 of the Plan.

4.5.	An Award granted under this Plan to Consultants and/or to Controlling Shareholders who are Israeli tax residents, shall be granted pursuant to the provisions of Section 3(i). Administrator may determine, in its sole discretion, that any such Awards shall be held in trust pursuant to the provisions of the Plan. It is hereby clarified that Awards granted to Consultants and/or to Controlling Shareholders who are non-Israeli tax residents may be made under the Plan (and Sub-Plan, if applicable) in accordance with Applicable Law in the relevant jurisdiction.

4.6.	An Award pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.

4.7.	For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non-Trustee Track shall be subject to the terms and conditions of Section 102.

4.8.	Notwithstanding anything to the contrary in the Plan, Awards granted under Section 102 Capital Gain Track may only be settled in Shares and not in cash.

4.9.	The receipt of an Award under the Plan shall not confer upon any Participant any right with respect to continuing the Participant’s relationship with the Company or an Affiliate as an Employee or Consultant nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without Cause, as defined herein.

4.10.	Section 102 Non-Trustee Track. With respect to the grant of Section 102 Non Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Committee in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or social charges due in the event that the Participant is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The grant of Section 102 Non-Trustee Track to Participant shall be made in accordance with the provisions of Section 102(c).

5.	Appointment of a Trustee.

5.1.	In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Administrator shall elect and appoint a Trustee (the “Trustee”). Upon such an appointment, a trust agreement, which complies with the relevant and Applicable Law, will be signed between the Trustee and the Company.

5.2.	In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, all Awards granted (and Shares issued upon exercising or vesting of Awards, as applicable) shall be held by the Trustee and registered in the Trustee’s name for the benefit of Employee. Awards or any Shares allocated or issued upon exercise or vesting of Awards, as applicable, and/or other shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends, shall be registered and held by the Trustee for the benefit of the Employee at least until the end of the required holding period as defined in Section 102 (the “Required Holding Period”). In addition, the Company at its sole discretion, may choose that Awards other than those under the Section 102 Capital Gain Track or under the Section 102 Employment Income Track, as well as the Shares received pursuant to the settlement of such Awards, shall be held in trust by the Trustee.

5.3.	Any grant and any issuance of Shares pursuant to exercise or vesting (as applicable) of Awards granted under Section 102 Capital Gain Track shall be notified to the Trustee in accordance with the ITA’s guidelines.

5.4.	In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Award shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102 or Section 3(i).

5.5.	Notwithstanding anything to the contrary, the Trustee shall not release any Award, (nor Shares be allocated or issued upon exercise or settlement of Awards including any dividends and/or bonus shares), granted under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to the full payment of the Participant’s tax liabilities arising from such Awards.

5.6.	As long as the applicable tax has not been paid, neither the Award nor the Shares received upon the exercise or vesting of an Award, as the case may be, may be sold, transferred, assigned, pledged or attorney for mortgaged (other than through a transfer by will or by operation of law), nor may be subject of an attachment, power of attorney or transfer deed (other than a power of the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

5.7.	With respect to any Award granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or release from trust any Shares or Awards and/or Share received upon the exercise or vesting of an Award, as applicable, and/or any other asset received, including without limitation any dividends and/or bonus shares, until the lapse of the Required Holding Period and/or in accordance with tax ruling obtained. Notwithstanding the above, if any such release or transfer occurs during the Required Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

5.8.	The Trustee shall be exempt from any liability in respect of any action or decision duly taken in compliance with Applicable Law.

6.	Shares Subject to the Plan.

6.1.	Subject to the provisions of Section 16 hereof, the aggregate number of Shares which may be received under the Plan shall be determined by the Board from time to time.

7.	Grant of Options

7.1.	The Administrator may grant Options from time to time at their sole discretion. The Options granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Options granted, the vesting dates, the exercise price, the tax route and such other terms and conditions as the Administrator at its discretion may prescribe in accordance with this Plan.

7.2.	Awards which are issued pursuant to Section 102 Tracks, as determined in the Award Agreement, and any Shares issued following the exercise of such Options shall be subject to the Trustee’s trusteeship, as provided in Section 5 above.

8.	Vesting of Awards

8.1.	The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Awards that will vest. The Administrator may set vesting criteria based upon continued engagement with the Company or any Affiliate or based upon both continued engagement and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Administrator in its discretion. Notwithstanding anything to the contrary herein, Awards granted under the Section 102 Capital Gain which are subject to performance goals, must comply with ITA requirements such as inclusion of objective milestones as the performance goals and clearly defining the maximum number of Shares to be issued upon vesting of the Awards. The vesting conditions and schedule may be set in the resolution of the Administrator and the applicable Award Agreement, and such conditions may vary.

8.2.	Notwithstanding the provisions of Section 8.1, unless otherwise resolved by the Administrator and stated in the Award Agreement, Awards shall vest and become exercisable (or with respect to restricted shares, the Period of Restriction (reverse vesting) shall be) in accordance with the following schedule: twenty-five percent (25%) of the Shares covered by the Award shall vest following the first anniversary of the vesting commencement date determined by the Administrator (in the absence of such determination, the vesting commencement date shall be the date on which such Award was granted, in accordance with Section 22 of the Plan) and 6.25% of the Shares/ covered by the Award shall vest on the lapse of each three (3) months following the first anniversary of the vesting commencement date such that 100% of the Awards will vest upon their fourth anniversary of the vesting commencement date, provided that the Participant remains engaged by the Company or its Affiliates continuously throughout such vesting periods. No Award shall be exercised after the Expiration Date, as defined in Section 13 hereof.

8.3.	Unless determined otherwise by the Administrator, the vesting of the Awards shall be postponed during any unpaid leave of absence other than in any leave of absence which was pre-approved by the Company explicitly for purposes of continuing the vesting of the Awards. Upon return to service, the vesting shall continue and each of the remaining vesting dates shall be postponed by the number of days of such period of unpaid leave (i.e., shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, the following shall not postpone the vesting of the Awards: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty or other periods during which the provision of equivalent benefits during leave to those provided during active employment is legally required pursuant to Applicable Law.

8.4.	The vesting of the Awards shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

8.5.	An Award may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Administrator may deem appropriate.

9.	Exercise Price and Method of Payment.

9.1.	The exercise price or purchase price, as applicable, of an Award shall be determined by the Administrator on the date of grant in accordance with Applicable Law and subject to guidelines as shall be suggested by the Administrator from time to time.

9.2.	The exercise price or purchase price, as applicable, may or may not be equal to the Fair Market Value of the Company’s Shares, and any evaluation executed in relation to the Company’s Shares shall not obligate the Company when determining the exercise price or purchase price of any Award.

9.3.	The consideration for the exercise or purchase of an Award shall be payable in a form satisfactory to the Company, including without limitation, by cash or check.

9.4.	In addition, the Company, in its full discretion and subject to Applicable Law and/or a tax ruling issued by the ITA (if required), may allow for a cashless and/or net exercise method in accordance with the ITA ruling (if required) or the ITA’s guidelines. The exercise of Awards, if made by way of a cashless and/or net exercise, shall be calculated in the accordance with the following formula:

A x (B - C)
B

A =	The number of Awards which the Participant wishes to exercise as specified in the exercise notice;

B =	The closing price of the Shares on the stock exchange in which the Shares are principally traded on the date of exercising the Award;

C =	Exercise Price per Award.

If based on Applicable Law, including but not limited to stock exchange requirements, the Participant must pay the nominal value of the Shares, then in the example above, the following formula shall apply:

A x (B - C)
B-D

D =	nominal value of the Shares.

It is clarified any that any fractional Shares resulting from the formulas above shall be rounded down to the nearest whole Share.

9.5.	The proceeds received by the Company from the issuance of Shares subject to the Awards will be added to the general funds of the Company and used for its corporate purposes.

10.	Exercise of Award.

10.1.	Any Award granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Award may not be exercised for a fraction of a Share and any fractional Shares that are available for exercise shall be rounded down to the nearest whole Share.

10.2.	An Award shall be deemed exercised when the Company receives: (i) in the case of an Option, a written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Award, and (ii) full payment of the exercise price for such Shares with respect to which the Award is exercised. Full payment may consist of any consideration and method of payment authorized by the Company and permitted by Applicable Law, the Award Agreement and the Plan. Shares issued upon exercise of an Award shall be issued in the name of the Participant, provided that Shares issued upon exercise of any Award which was granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track shall be held, issued and registered in the name of the Trustee for the benefit of the Participant until the end of the Required Holding Period.

10.3.	If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

10.4.	Subject to Applicable Law, an Award may not be exercised unless, at the time the Participant gives notice of exercise to the Company, the Participant includes with such notice also payment in cash or by bank check (or payment through sale of shares, to the extent permitted by Applicable Law and in accordance with an ITA ruling (if required) or the ITA guidelines) of all withholding taxes due, if any, on account of his or her acquired Shares under the Award or gives other assurance satisfactory to the Company of the payment of those withholding taxes.

10.5.	Exercise of an Award in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Award is exercised.

10.6.	Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.

11.	Restricted Shares.

11.1.	The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of restricted shares will be made; the number of Shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 11.2); the time or times at which such Awards may be subject to forfeiture and repurchase by the Company or the Company’s shareholders (e.g., if repurchase by the Company is not permitted under applicable law), if applicable (the “Period of Restriction”) (subject to Section 8.2); the rights to acceleration of the Period of Restriction; and all other terms and conditions of the Awards. Unless otherwise determined by the Administrator, the Participant shall not be permitted to sell or transfer restricted shares awarded under this Plan during the Period of Restriction set by the Administrator at grant (if any) commencing with the date of such Award, as set forth in the applicable Award Agreement.

11.2.	The purchase price of restricted shares shall be determined by the Administrator. The repurchase price of restricted shares shall be equal to the amount paid by the Participant, if any, subject to Applicable Law. Awards of restricted shares must be accepted within a period as the Administrator may specify at grant by executing an Award Agreement and by paying whatever price (if any) the Administrator has designated thereunder.

11.3.	Each Participant receiving restricted shares shall be issued a share certificate in respect of such restricted shares, unless the Company elects to use another system, such as book entries by the transfer agent, as evidencing ownership of restricted shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. However, restricted shares granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track shall be held, issued and registered in the name of the Trustee for the benefit of the Participant, at least until the end of the Required Holding Period.

11.4.	Except as otherwise determined by the Administrator and set forth in the Award Agreement, the Participant shall have, with respect to any restricted shares, all of the rights of a holder of Shares including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of restricted shares, the right to tender such shares.

11.5.	If and when the Period of Restriction set by the Administrator expires without a prior forfeiture of the restricted shares subject to such Period of Restriction, the certificates for such shares shall be delivered to the Participant, or to the Trustee for the benefit of the Participant if the restricted shares were granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track until the end of the Required Holding Period. Then, all legends shall be removed from said certificates at the time of delivery to the Participant or the Trustee except as otherwise required by Applicable Law or in accordance with Section 21 hereof. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

12.	Restricted Share Units.

12.1.	The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of restricted share units will be made, the number of restricted share units to be awarded, the number of Shares subject to the restricted share units, the vesting schedule, and all other terms and conditions of the Awards.

12.2.	Shares shall be issued to the Participant, or to the Trustee for the benefit of the Participant if the restricted share units were granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track until the end of the Required Holding Period, promptly following each vesting date determined by the Administrator, provided that the Participant is engaged with the Company on the applicable vesting date. After each such vesting date, the Company shall promptly cause to be issued to or for the benefit of Participant, Shares with respect to restricted share units that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the restricted share units to the Participant until the vesting criteria determined by the Administrator is met.

12.3.	Prior to the actual issuance of any Shares, each restricted share unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

12.4.	A Participant holding restricted share units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the restricted share units unless and until such Shares shall have been issued by the Company to such Participant, or to the Trustee for the benefit of the Participant if the restricted share units were granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by a share certificate of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein, including but not limited to Section 16 hereof.

13.	Term of Award.

The term of an Award shall expire upon the earlier of: (i) ten (10) years from the date of grant thereof unless the Administrator determines a shorter term; or (ii) the lapse of the applicable periods provided in Section 15 hereof (the “Expiration Date”).

Notwithstanding the above, if the Expiration Date of any Award occurs during a period in which trading in the Company’s Shares is prohibited as per the Company’s internal procedures (the “Blackout Period”), the Expiration Date shall be automatically extended by an additional 14 calendar days following the termination of the Blackout Period, provided however, that no extension beyond a total of ten (10) years from the date of grant of an Award, will be given.

14.	Non-Transferability of Award.

An Award and the rights and privileges thereof shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant, only by the Participant and subject to the provisions of Section 102 and/or any Applicable Law, and shall not be subject to sale under execution, attachment, levy or similar process; provided that with respect to Shares issued upon exercise or vesting, as applicable, or Awards that are granted as Shares, the restrictions on transfer shall be as set forth in Section 21 hereof.

15.	Termination.

Except as otherwise determined by the Administrator and set forth in a specific Award Agreement:

15.1.	in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, (i) all Awards granted to Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within ninety (90) days after the date of such termination (or such different period as the Administrator shall prescribe) but in no event later than the expiration of the term of such Award as set forth in the Award Agreement or the Expiration Date. On the date of termination, all unvested Awards shall expire, and the Shares covered by the unvested portion of the Awards shall revert to the Plan. If vested Awards upon termination are not so exercised within the time specified above, or with respect to Awards that are unvested and/or the restrictions have not lapsed at the time of termination, the Awards shall terminate and expire, and the Shares covered by such Awards shall revert to the Plan.

15.2.	in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, by reason of death or total and permanent disability, (i) all Awards granted to Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant’s legal guardian, the Participant’s estate or a person who acquires the right to exercise the Awards upon bequest or inheritance, as the case may be, within twelve (12) months after termination of employment or services to the extent the Awards are vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement or the Expiration Date). If, on the date of termination, a portion of the Shares covered by the Participant’s Award is not vested in full, the unvested Shares shall revert to the Plan. If vested Shares covered by the Awards are not so exercised within the period specified above, or with respect to Awards that are unvested and/or the restrictions have not lapsed at the time of termination, the Awards shall terminate and expire, and the Shares covered by such Awards shall revert to the Plan.

15.3.	in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, by reason of such Participant’s Retirement, all Awards granted to Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant’s legal guardian, the Participant’s estate or a person who acquires the right to exercise the Awards upon bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Awards are vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement).

15.4.	notwithstanding Sections 15.1, 15.2 and 15.3 of the Plan, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant for Cause (as defined hereunder), then unless otherwise determined by the Administrator, all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not exercised, terminate on the date of such termination, and the Shares covered by such Award shall revert to the Plan and if applicable, be repurchased by the Company, or be repurchased by the Company’s shareholders (e.g., if repurchase by the Company is not permitted under applicable law). The repurchase price shall be the nominal value of the Shares.

15.5.	for purposes of this Section, termination for “Cause” shall mean any of the following: (i) Participant has committed a dishonorable criminal offense; (ii) Participant is in breach of Participant’s duties of trust or loyalty to Company and/or Affiliate; (iii) Participant deliberately causes harm to Company’s and/or Affiliate’s business affairs, and/or any action (including without limitation, an action constituting negligence or fraud) by the Participant which has a detrimental effect on the Company and/or its Affiliate’s reputation or business; (iv) Participant breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or Affiliate and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement signed between the Company and/or Affiliate and the Participant; (v) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company and/or its Affiliate of, and a reasonable opportunity to cure, such failure or inability; and/or (vi) circumstances that do not entitle Participant to severance payments under any Applicable Law and/or under any judicial decision of a competent tribunal.

15.6.	in the event that the Participant does not comply in full with any of non-compete, non-solicitation, confidentiality or any other requirements of any agreement between the Company and/or Affiliate and the Participant (whether before or after termination of Participants employment or engagement, as applicable, by the Company and/or its Affiliate), the Company may, in its sole discretion, refuse to allow the exercise of the Awards, all outstanding Awards shall be terminated and the Shares covered by such Awards shall revert to the Plan and if applicable, be repurchased by the Company, or be repurchased by the Company’s shareholders (e.g., if repurchase by the Company is not permitted under applicable law). The repurchase price shall be the nominal value of the Shares.

15.7.	Participant shall not be entitled to claim that he or she was prevented from continuing to vest Awards as of the termination date. Such Participant shall not be entitled to any compensation in respect of the Awards which would have vested in his or her favor had such Participant’s employment or engagement with the Company not been terminated.

16.	Adjustments.

In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, distribution of bonus shares, rights issuance or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Company in its sole discretion (in accordance with the provisions of this Section 16) may make an appropriate adjustment in the number of Shares related to each outstanding Award, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Award, provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share, and that all adjustments shall be made in accordance with the terms and conditions of any applicable ruling issued by the ITA with respect to Awards under the Section 102 Capital Gain Track, to the extent required. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect an Award granted to a Participant, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to an Award.

16.1	Rights Issuance. In the event of a rights issuance made by the Company to all holders of Shares, the number of Shares covered by Awards granted under the Plan as of the record date of such issuance shall be proportionately adjusted by the benefit component underlying the rights issuance. The application of this Section 16.1 with respect to any Awards under the Section 102 Capital Gain Track shall be subject to obtaining a ruling from the ITA, to the extent required, and subject to the terms and conditions of any such ruling.

16.2	Dividends. In the event of a distribution of cash dividend by the Company to all holders of Shares, the exercise price of any Award, if applicable, which is outstanding and unexercised on the record date of such distribution, shall be reduced by an amount equal to the per Share gross dividend amount distributed by the Company, provided that the exercise price following such reduction shall be not less than the nominal value of a Share. The application of this Section 16.2 with respect to any Awards under the Section 102 Capital Gain Track shall be subject to obtaining a ruling from the ITA, to the extent required, and subject to the terms and conditions of any such ruling.

17.	Dissolution or Liquidation.

In the event of dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such transaction. The Administrator in its discretion will determine the period of time of which Award (which is vested and exercisable) may be exercised, which in no event is less than fifteen (15) days prior to such transaction. To the extent the Award has not been previously exercised, the Award will expire immediately prior to the consummation of such proposed action.

18.	Structural Change

18.1.	In the event of a Structural Change, the Administrator in its discretion may determine that the Shares underlying the Awards subject to the Plan shall be exchanged or converted into shares of the Company or Successor Company in accordance with the exchange effectuated in relation to the ordinary shares of the Company, and the exercise price and quantity of shares underlying the Awards shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Administrator and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

18.2.	For purposes of this Section:

18.2.1.	“Structural Change” shall mean any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the Shares of the Company or any other transaction involving the Company in which the Shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation.

18.2.2.	“Successor Company” shall mean any entity with or into which the Company was merged or consolidated, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or shares, including any parent of such entity.

19.	Spin-Off.

19.1.	In the event of a Spin-Off, the Administrator may determine that the holders of Awards shall be entitled to receive equity in the new company formed as a result of the Spin-Off, in accordance with equity granted to the ordinary shareholders of the Company within the Spin-Off, taking into account the terms of the Awards, including the vesting schedule and exercise price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off shall be in the sole and absolute discretion of the Administrator.

19.2.	For the purpose of this Section, “Spin-Off” shall mean any transaction in which assets of the Company or Shares of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold the same respective ownership stakes they are then holding in the Company.

20.	M&A Transaction.

20.1.	In the event of an M&A Transaction, as defined below, then the vesting of the unvested portion of the Awards shall be automatically accelerated and such portion shall become fully vested and exercisable, unless determined otherwise by the Administrator on the date of grant of the Award.

For this purpose, an “M&A Transaction” shall mean a “merger” as such term or term of similar nature is defined in the Israeli Companies Law of 1999, as well as: (i) a sale of 50% or more of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if more than 50% of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or (ii) a sale of all or more than 50% of the shares of the share capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement; (iii) an issuance of shares of the Company, whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement, that results in the offeree holding more than 50% of the share capital of the Company; or (iv) a merger, consolidation or like transaction of the Company with or into another corporation including a reverse triangular merger, but excluding a merger which falls within the definition of Structural Change or Spin-Off.

With respect to the vested portions of the Awards and the unvested portions of the Awards that are automatically accelerated, the Administrator shall notify the applicable Participants in writing a reasonable time prior to the consummation of the M&A Transaction that such outstanding Awards held by such Participants shall be exercisable for a designated period determined by the Administrator (the “Designated Period”). Any of the aforementioned Awards not exercised prior to the expiration of the Designated Period shall be treated in accordance with Section 20.3 below.

20.2.	With respect to all outstanding Awards which have not been converted into Shares including further to the application of Section 20.2 above, the Administrator shall have sole and absolute discretion to determine the effect of the M&A Transaction on such portion of Awards that are outstanding immediately prior to the effective time of the M&A Transaction. This treatment may include any one or more of the following, whether in a manner equitable or not among individual Participants or groups of Participants: (i) assumption or substitution of the outstanding Awards with equivalent awards or the rights to receive consideration by the acquiring or successor corporation or an affiliate thereof; and/or (ii) the outstanding Awards shall become exercisable in full prior to the date of consummation of the M&A Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion; and/or (iii) that all or a portion or certain categories of the outstanding Awards shall be cancelled upon the actual consummation of the M&A Transaction and instead the holders thereof will receive consideration (by cash including cash-out of the Awards for the net value and/or securities), or no consideration.

20.3.	With respect to applicable Awards of Options that are vested or accelerated and then exercised, payments shall be made, in such form as may be determined by the Administrator in respect of each Share underlying the Award equal to the excess, if any, of (A) the per share amount payable to holders of Shares in connection with the M&A Transaction, over (B) the per share exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the payment to holders of Shares in the M&A Transaction is equal to or less than the exercise price of the Award.

20.4.	Notwithstanding the foregoing, in the event of an M&A Transaction, the Administrator may determine, in its sole and absolute discretion, that upon or prior to completion of such M&A Transaction, the terms of the Plan shall be amended and/or modified and/or the terms of any Award be otherwise amended, modified or terminated in order to facilitate the M&A Transaction and/or otherwise as required in context of the M&A Transaction, as the Administrator shall deem to be appropriate, including but not limited to, that the Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Administrator shall deem to be appropriate. Any escrow, holdback, indemnification, earn-out or similar provisions in the M&A Transaction may apply to any Award or payments in respect of any Award to the same extent and in the same manner as such provisions apply to holders of Shares in the Company.

20.5.	Neither the authorities and powers of the Administrator under this Section 20 nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, provided that a Participant’s vested rights, including but not limited to, vested rights due to an acceleration of vesting upon the consummation of an M&A Transaction, shall not be adversely affected and (ii) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

20.6.	For avoidance of doubt, it is hereby clarified that any tax consequences arising from the above described, shall be borne solely by the Participant.

21.	Articles of Association; Classes of Shares.

21.1.	Participants acknowledge that the terms and provisions of the Articles of Association of the Company, as shall be amended from time to time, shall apply to any Awards and/or Shares received pursuant to Awards. Any change of the Articles of Association or any other incorporation document, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Awards and/or Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

21.2.	The grant of Awards under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan.

22.	Date of Grant.

Subject to Applicable Law, the date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Participant, except if an Award is subject to shareholder approval and under such circumstances, the date of grant shall be the date of the shareholder approval.

23.	Rights as a Shareholder; Voting and Dividends.

23.1.	Prior to exercise of an Award, a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Award, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company or by share certificate.

23.2.	Upon issuance of Shares as a result of exercise or vesting of Awards, as applicable, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares promptly after the Award is exercised or vested, as applicable. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, unless otherwise determined by the Company in accordance with the provisions of Section 16 hereof.

24.	Tax Consequences.

24.1.	Any tax consequences arising from the grant and/or vesting and/or exercise and/or sale and/or transfer and/or any disposition and/or vesting and/or waiver and/or expiration and/or amendment of an Award and/or from any other event or act (whether of the Participant or of the Company or of its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.

24.2.	For the avoidance of doubt, it is clarified that any Award granted to a Consultant or a Controlling Shareholder or any Award granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

24.3.	The Company and/or the Trustee shall have the right to withhold taxes according to the requirements under Applicable Laws, rules and regulations, including withholding taxes at source and under Section 102 or Section 3(i).

24.4.	Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Trustee (if applicable) and/or the Company’s shareholders and/or directors and/or officers, immediately upon request, and hold them harmless against and from any and all liability for any tax including without limitation interest, linkage differentials or penalty thereon, liabilities relating to the necessity to withhold tax for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay such tax. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.

24.5.	Except as otherwise required by law, the Company shall not be obligated to honor the exercise or vesting, as applicable, of any Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise and/or vesting of such Award and/or sale of Shares and/or Award are resolved in a manner reasonably acceptable to the Company. Furthermore, the Company’s or the Trustee’s (if applicable) obligation to sell or to transfer Shares is subject to payment (or provision for payment satisfactory to the Company and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

24.6.	With respect to Awards granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, the Trustee and/or the Company will withhold any tax due to the ITA according to applicable trust agreement, the Plan and any Applicable Law.

24.7.	In respect to Awards granted under Section 102 Non Trustee Track, if the Participant’s service to or employment with the Company or an Affiliate is terminated, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Award as required under Section 102.

24.8.	Without derogating the above, the Participant’s Award shall be subject to any tax ruling and/or other arrangements between the Company and tax authorities.

24.9.	For avoidance of doubt it is clarified that the tax treatment of any Award granted under this Plan is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

24.10.	Any Award granted under Section 102 Capital Gain Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, therefore the Plan is to be read such that it complies with the requirements of Section 102. Should any provision in the Plan disqualify the Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and underlying Shares unless the ITA provides approval of compliance with Section 102.

25.	No Rights to Employment.

Nothing in the Plan or in any Award granted or agreement entered into force pursuant hereto shall confer upon any Participant the right to continue an employment relationship, or to continue in a consultant, director, officer or service provider relationship with the Company or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or Affiliate to terminate such Participant’s relationship.

26.	Term, Termination and Amendment of the Plan.

26.1.	The Plan shall become effective upon its adoption by the Administrator and shall continue in effect for a term of ten (10) years from the date of adoption unless sooner terminated.

26.2.	The Administrator may at any time amend, update, change, alter, suspend or terminate the Plan or the term and conditions of an Award granted under the Plan.

26.3.	Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

26.4.	The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the securities laws of jurisdictions applicable to Awards granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agency or by any securities exchange.

26.5.	The Plan and any Award granted thereunder shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

27.	Conditions Upon Issuance of Shares.

27.1.	Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of an Award, as applicable, unless the exercise or vesting of the Award, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law, including but not limited to any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Law.

27.2.	Investment Representations. As a condition to the exercise or settlement of an Award, or the grant of an Award, the Company may require the Participant to represent and warrant at the time of such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

27.3.	Other Compliance. At the time of issuance, the Participant may not be in default under any agreement between the Company and any of its Affiliates.

28.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company from any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

29.	Reservation of Shares.

The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

30.	Multiple Agreements.

30.1.	The terms of each Award may differ from other Awards granted under the Plan at the same time.

30.2.	This Plan (together with the applicable Award Agreement(s) entered into with any Participant and any Sub-Plan) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Awards to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Award Agreement, shall have no force and effect.

31.	Governing Law.

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

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